CONTACT:  Bert Delano
                                             Allegheny Ludlum Corporation
                                             412/394-2813

                                             Rosanne O'Brien
                                             Teledyne, Inc.
                                             310/551-4285

                                             Fred Spar/Adam Weiner
                                             Kekst and Company
                                             212/593-2655

          FOR IMMEDIATE RELEASE

                        ALLEGHENY LUDLUM AND TELEDYNE AGREE TO
                     STRATEGIC COMBINATION VALUED AT $3.2 BILLION

                    Combination To Be Accretive To Both Companies'
                                Earnings And Cash Flow

                         Business, Financial Synergies Total
                            More Than $85 Million Annually


               PITTSBURGH, PA and LOS ANGELES, CALIF., April 1, 1996 - Allegheny Ludlum Corporation (NYSE:ALS) and Teledyne, Inc. (NYSE:TDY) today announced a strategic merger to maximize shareholder value. The new company will be called Allegheny Teledyne Incorporated. The combined company, with $4 billion in annual sales, will be a world-class producer in specialty metals and will maintain strong market positions in aviation and electronics, industrial, and consumer products businesses.

               Under the terms of the definitive agreement approved today by the Boards of Directors of both companies, Allegheny Ludlum shareholders will receive one share of Allegheny Teledyne common stock for each share of Allegheny Ludlum common stock they own, and Teledyne shareholders will receive 1.925 shares of common stock in the new entity for each of their Teledyne shares. The terms of the transaction provide Teledyne shareholders with a 27% premium based on the close-of-market stock prices for both companies on March 29, 1996. The transaction is expected to be tax-free to shareholders and accounted for as a pooling of interests.

               Teledyne's strong earnings growth, together with Allegheny Ludlum's long history of consistent profitability, is expected to result in accretive earnings and cash flow to Allegheny Ludlum shareholders as soon as the combination occurs. When the significant business and financial synergies resulting from the merger are considered, the transaction is expected to be

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          accretive to the earnings and cash flow of both companies in the first full year of combined operations. It is anticipated that the cash flow of this new combination will comfortably allow Allegheny Teledyne to pay an annual cash dividend of $.64 per share, a 23% increase for Allegheny Ludlum shareholder.

               Richard P. Simmons, Chairman of Allegheny Ludlum, stated, "The combination of Allegheny Ludlum with Teledyne is an excellent strategic fit both operationally and financially. Our Board strongly believes that this transaction enhances Allegheny Ludlum's long-term competitiveness in a manner that serves the best interests of Allegheny Ludlum shareholders."

               Arthur H. Aronson, Allegheny Ludlum's President and Chief Executive Officer, added, "In specialty metals Teledyne's high-quality products, production capabilities and strong distribution system provide immediate cross-marketing opportunities worldwide, while its engineering and technological expertise presents exciting possibilities for new product development. Teledyne's strong aviation and electronics, industrial, and consumer products businesses provide Allegheny Ludlum opportunities in attractive markets we do not currently serve, while balancing the cyclicality of the metals business.

               "We expect the combination to produce synergies of at least $85 million per year in pretax earnings and $50 million of after-tax cash flow. These amounts include the utilization of Teledyne's pension surplus to fund Allegheny Ludlum's pension and retiree medical expenses."

               William P. Rutledge, Teledyne's Chairman and Chief Executive Officer, stated, "We are extremely pleased to join forces with Allegheny Ludlum. Our Board's efforts over the past year have focused on finding a strategic option which would provide our shareholders an immediate increase in value while preserving longer-term growth opportunities. This combination does exactly that. Not only does it provide Teledyne shareholders with an immediate premium to the market value of Teledyne's shares, but through business and financial synergies it establishes an even stronger basis for earnings and cash flow accretion over the long term.

               "In addition, this transaction utilizes Teledyne's surplus pension assets efficiently and ratifies the progress of our business plans. It strengthens the prospects for long-term Profitable Growth for our shareholders."

               Donald B. Rice, President and Chief Operating Officer of Teledyne, stated, "With Allegheny Teledyne, Teledyne shareholders will gain increased opportunities in specialty metals and will participate in a new entity featuring strong earnings, cash flow and capital structure. Shareholders will have a continued stake

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          in the operating improvements and earnings momentum being
          generated by our business plans, and will receive even greater benefit from new opportunities to share interrelated technologies and skills across Allegheny Teledyne's businesses."

               Following is a table showing combined 1995 revenues by continuing business segments:

                                               Amount        Percentage
                                             (millions)

               Specialty Metals              $2,362              58.3
               Aviation & Electronics         1,015              25.0
               Industrial                       347               8.6
               Consumer                         327               8.1
                                             ______             _____
                                             $4,051             100.0

               The combined 1995 net income of the two companies was $274 million, and the combined net debt-to-market capitalization ratio was approximately 14% at year-end. Based on 1995 sales, the defense industry component of the combined company was approximately 15%. Based on close-of-market prices on March 29, 1996, Allegheny Teledyne would have a combined market capitalization of approximately $3.2 billion.

               Allegheny Teledyne will be a holding company headquartered in Pittsburgh, Pa. Its specialty metals operations will be headquartered in Pittsburgh, Pa., and its diversified technology operations will be headquartered in Los Angeles, Calif.

               Under the definitive agreement, the Board of Directors of Allegheny Teledyne will consist of Richard P. Simmons as Chairman of the Board and Chairman of the Executive Committee and 14 additional members, half of whom will be named by Allegheny Ludlum and half by Teledyne. William P. Rutledge will be Allegheny Teledyne's President and Chief Executive Officer. Arthur H. Aronson, Allegheny Ludlum's President and Chief Executive Officer, and Donald B. Rice, Teledyne's President and Chief Operating Officer, will become Executive Vice Presidents of Allegheny Teledyne. In addition, Mr. Aronson will remain President and Chief Executive Officer of Allegheny Teledyne's Allegheny Ludlum subsidiary, while Dr. Rice will remain President and will become Chief Executive Officer of the Teledyne subsidiary.

               In connection with the respective approvals of the definitive combination agreement, the Board of Directors of Allegheny Ludlum received advice from Salomon Brothers, and the Board of Directors of Teledyne was advised by Goldman, Sachs & Co.


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               The transaction is conditioned on approval by the respective companies' shareholders, as well as customary regulatory and closing conditions. Allegheny Ludlum will schedule and hold a special shareholders' meeting to consider the combination. Teledyne's annual shareholders' meeting, scheduled for April 24, 1996 has been postponed.

               Teledyne, Inc. is a federation of technology-based businesses serving worldwide customers with commercial and government-related aviation and electronics products; high-value specialty metals for consumer, industrial and aviation applications; and industrial and consumer products.

               Allegheny Ludlum Corporation is a leading producer of a wide range of specialty materials including stainless steels, tool steels, high technology alloys and grain-oriented silicon steel.

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